UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 21, 2009
Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3776 South High Street, Columbus, Ohio	43207

(Address of principal executive offices)	(Zip Code)
(614) 491-2225

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 21, 2009, Bob Evans Farms, Inc. (the “Company”) announced a series of organizational changes in its restaurant division. Roger Williams, President – Bob Evans Restaurants, has decided to retire after nearly 42 years with the organization. Mr. Williams’ retirement will be effective March 2, 2009. During the interim, Mr. Williams will assist with several other organizational transitions taking place effective Feb. 2 in the restaurant division, which are described below.
     The Company is realigning its management structure and will divide the responsibilities of Mr. Williams’ current position of President – Bob Evans Restaurants between two newly created positions: President and Chief Restaurant Operations Officer, as well as President and Chief Concept Officer – Bob Evans Restaurants. In addition, the current position of President – Mimi’s Café will evolve into the position of President and Chief Concept Officer – Mimi’s Café. The President and Chief Concept Officer positions at both Bob Evans Restaurants and Mimi’s Café will concentrate primarily on the overall growth and development of the brands, with particular focus on increasing sales and new restaurant development. The President and Chief Restaurant Operations Officer position will concentrate on standardizing operations processes and procedures across both restaurant brands, as well as identifying additional opportunities for purchasing synergies by consolidating vendors and purchased items.
     Harvey Brownlee will be joining the Company as President and Chief Restaurant Operations Officer on February 2, 2009. Mr. Brownlee, age 47, will join the Company from YUM! Brands, Inc., where he served as KFC Chief Operating Officer since 2004, and as Chief Operating Officer of Yum! Multibrand Operations from 2003 to 2004. Mr. Brownlee will receive an annual base salary from the Company of $400,000, and, once the Company’s insider trading window opens, will receive an initial grant of restricted stock of the Company under its 2006 Equity and Cash Incentive Plan having an aggregate value of $100,000 on the grant date. Mr. Brownlee will be eligible to receive an annual cash bonus at a target level of 70% of his annual salary, and will be eligible to receive stock-based compensation under the Company’s performance incentive plan at a target value of 150% of his annual salary. Payments and awards under the bonus plan and performance incentive plan are subject to the satisfaction of various individual and Company performance goals. Depending on the level of achievement of the relevant performance goals, payments under the bonus plan may range from 0% to 200% of the target amount, and payments under the performance incentive plan may range from 0% to 150% of the target amount. Mr. Brownlee will also be entitled to participate in other plans and programs generally made available to the Company’s senior executives.
     Although not a party to a written employment agreement, the Company will enter into a change in control agreement with Mr. Brownlee in the form used for its other executive officers, the form of which was filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on December 31, 2008. There are no arrangements between Mr. Brownlee and any other person pursuant to which Mr. Brownlee was appointed, nor are there any transactions to which the

Company was or is a participant and in which Mr. Brownlee has a material interest subject to disclosure under Item 404(a) of Regulation S-K.
     Randall Hicks, age 48, the Company’s Executive Vice President – Bob Evans Restaurant Operations since 2004, will be promoted to the newly created position of President and Chief Concept Officer – Bob Evans Restaurants. Mr. Hicks has held several other positions with the Company, including Senior Vice President – Restaurant Operations from 2003 to 2004 and Vice President – Restaurant Operations from 1994 to 2003. In connection with his promotion, Mr. Hicks’ annual base salary will be increased to $330,000 and his target participation level in the cash bonus plan will be increased from 45% to 55%. His target stock-based compensation under the performance incentive plan will remain at 75% of his annual salary.
     Further, Timothy Pulido, age 54, President – Mimi’s Café since December 2007 will have his title and role changed to President and Chief Concept Officer – Mimis Café. Prior to joining the Company in 2007, Mr. Pulido served as Chief Executive Officer of Shakey’s USA (a pizza chain) from 2006 to December 2007 and President and Chief Operating Officer of Pick Up Stix (a quick-casual Asian restaurant chain) from 2003 to 2005. Mr. Pulido’s compensation is unaffected by the change in his position.
     On January 21, 2009, the Company issued a news release announcing these organizational changes. A copy of this news release is furnished as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(a) – (c).	Not applicable.
(d).	Exhibits:

Exhibit No.	Description

99	Press Release dated January 21, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.
Dated: January 21, 2009	By:	/s/ Mary L. Garceau
Mary L. Garceau
Vice President, General Counsel and Corporate Secretary

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